UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2011

NEUTRAL TANDEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33778	31-1786871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 West Adams Street

9th Floor

Chicago, Illinois 60661

(Address of principal executive offices, including Zip Code)

(312) 384-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2011, the Board of Directors (the “Board”) of Neutral Tandem, Inc. (the “Company”) appointed John Harrington as the Company’s Senior Vice President of Regulatory and Litigation. The Board also approved the terms of an employment agreement with Mr. Harrington, which are effective as of April 13, 2011.

The employment agreement with Mr. Harrington will be for a term of three (3) years, commencing April 13, 2011, and will renew automatically for one-year terms unless the Company or Mr. Harrington provides prior notice of termination. The employment agreement will provide for an annual salary of $255,000 and a discretionary annual incentive cash bonus and/or equity award. If Mr. Harrington’s employment is terminated by the Company without cause prior to April 13, 2012, or terminated by Mr. Harrington for good reason or for any reason following the Company’s delivery of a notice of non-renewal of the agreement prior to April 13, 2012, the agreement will provide that the Company is obligated to pay to Mr. Harrington any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twenty-four (24) months’ base salary at the salary rate in effect on the date of termination. If Mr. Harrington’s employment is terminated by the Company without cause on or after April 13, 2012, or terminated by Mr. Harrington for good reason or for any reason following the Company’s delivery of a notice of non-renewal of the agreement on or after April 13, 2012, the agreement will provide that the Company is obligated to pay to Mr. Harrington any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twelve (12) months’ base salary at the salary rate in effect on the date of termination. If, within twelve (12) months following a change of control, Mr. Harrington’s employment is terminated by the Company without cause, or terminated by Mr. Harrington for good reason or for any reason following the Company’s delivery of a notice of non-renewal of the agreement, the agreement will provide that the Company is obligated to pay to Mr. Harrington any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twenty-four (24) months’ base salary at the salary rate in effect on the date of termination. In the event Mr. Harrington dies, becomes disabled or his employment terminates for any other reason, the agreement will provide that Company is obligated to pay Mr. Harrington any unpaid base salary through the date of termination, any unused vacation accrued through the date of termination and any unreimbursed business expenses. During the employment period and through the first anniversary of the date of Mr. Harrington’s termination, Mr. Harrington will be prohibited from directly or indirectly competing with the Company.

In connection with his appointment on April 13, 2011, Mr. Harrington received a grant of 75,000 shares of restricted stock. One quarter of the shares of restricted stock granted to Mr. Harrington will vest on April 13, 2012 and the remaining three quarters of the shares will vest in equal monthly installments over the subsequent 36 months.

Mr. Harrington, 42, practiced at the law firm of Jenner & Block LLP from 1997 to 2011. From 2003 to 2011, Mr. Harrington served as a partner in Jenner & Block LLP’s litigation department. Mr. Harrington also served as a co-chair of Jenner & Block LLP’s communications practice. Mr. Harrington holds a B.A. degree from Northwestern University and a J.D. from Indiana University School of Law - Bloomington.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUTRAL TANDEM, INC.

/s/ Robert M. Junkroski
Date: April 18, 2011	Name:	Robert M. Junkroski
	Title:	Chief Financial Officer